UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 18, 2009
ValueVision Media, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie,
Minnesota	55344-3433

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 952-943-6000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 27, 2009, we filed a current report on Form 8-K to disclose under Item 5.02 that ValueVision Media had appointed Keith R. Stewart as its President and Chief Executive Officer.
The Company is filing this amendment to the Form 8-K to report that on March 18, 2009, we entered into a new employment agreement with Mr. Stewart, with the related change in compensation effective as of January 26, 2009 (the “commencement date”), in connection with his promotion to the position of President and Chief Executive Officer of our company. The agreement supersedes our previous employment agreement with Mr. Stewart, effective August 27, 2008 (the “prior agreement”), in his capacity as President and Chief Operating Officer. The terms of Mr. Stewart’s new agreement include the following:
Term: Until January 31, 2010, to be automatically extended for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the end of the term or any extension thereof.
Annualized base salary: A minimum of $650,000 for the initial term. The base salary will be subject to annual review by the board of directors. Under the terms of the prior agreement, Mr. Stewart’s base salary in the annualized amount of $500,000 was paid through August 27, 2009 through a grant of 217,391 shares of restricted stock.
Effective as of the commencement date and through August 27, 2009, (A) a portion of Mr. Stewart’s base salary at an annualized level of $500,000 will continue to be paid through a prior grant of 217,391 shares of restricted stock on August 27, 2008, which will be fully vested on August 27, 2009, and (B) the remainder of the base salary at an annualized level of $150,000 will be paid in cash in accordance with our normal payroll policies and procedures. Commencing on August 28, 2009, his base salary will be paid in cash.
Annual cash incentive: Mr. Stewart will participate in our annual cash incentive plan. He will have a target bonus opportunity equal to 75% of his base salary based on our current management incentive plan. The annual incentive plan financial goal(s) are established annually and approved by our compensation committee; under the annual incentive plan design currently in effect, Mr. Stewart generally would be eligible to receive annual incentive payments between 0% to 150% of his base salary, based on the achievement of his goals for the applicable fiscal year. Mr. Stewart’s incentive payment for our 2008 fiscal year will be pro-rated based on his initial hire date of August 27, 2008, and will be tied to the annual bonus targets set for the senior management team. Mr. Stewart’s fiscal 2008 incentive payment is guaranteed at a minimum value of $250,000, which will be credited against any earned bonus under the incentive plan for fiscal 2008. Mr. Stewart received the guaranteed bonus payment of $250,000 for fiscal 2008 in the form of a grant of 108,696 shares of restricted stock on August 27, 2008. The stock will vest in April 2009.
Long Term Incentive: During fiscal 2009, Mr. Stewart will be entitled to receive stock options to purchase 500,000 shares at the same time as stock options are granted to our executive officers generally. The exercise price of the stock options will be equal to the closing sale price of the Common stock on the date of grant.
Severance Eligibility: In the event Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason within the first year of employment, whether or not pursuant to a change of control, he is eligible to receive 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. In the event Mr. Stewart’s employment is terminated without cause or he resigns employment with good reason on or after August 27, 2009, whether or not pursuant to a change of control, in addition to the payments described above, we will pay or make available to Mr. Stewart one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs. Any severance payments for which Mr. Stewart may be eligible may be subject to a six-month delay after termination pursuant to Section 409A of the Internal Revenue Code. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.
This agreement does not supersede the Key Employee Agreement, dated December 15, 2008, which provides for different severance arrangements in the event of a change in control (as defined in such agreement). For further information on the Key Employee Agreement with Mr. Stewart, you are referred to the Current Report on Form 8-K filed by the Company on December 16, 2008.
Mr. Stewart is a member of our board of directors. We have agreed to nominate Mr. Stewart for election to our board of directors at each annual shareholders meeting while he continues to serve as an executive officer of our company. Mr. Stewart has agreed to waive any director compensation he would otherwise be entitled while he serves as an executive officer.
The preceding description of Mr. Stewart’s terms of employment is only a summary. The complete terms of his employment are set forth in his employment agreement, which is included as Exhibit 10.1 to this current report and is incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
Exhibit 10.1 Employment Agreement between the registrant and Keith R. Stewart dated March 18, 2009, with exhibit

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.
March 18, 2009	By:	/s/ Nathan E. Fagre
		Name:	Nathan E. Fagre
		Title:	SVP and General Counsel

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